UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2010

POKERTEK, INC.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by PokerTek, Inc., a North Carolina corporation (the “Registrant”), in connection with the items set forth below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 30, 2010, the Registrant entered into the Fourth Amendment to its Loan and Security Agreement (the “Amendment”) with Silicon Valley Bank. The Registrant and SVB established this Loan and Security Agreement on July 25, 2008 (the “Credit Facility”) which was previously amended on or about December 23, 2008; July 23, 2009 and August 27, 2010.

This Amendment extended the maturity date for the Credit Facility to October 20, 2011, reduced the facility amount from One Million Two Hundred Fifty Thousand Dollars ($1,250,000) to Nine Hundred Thirty Seven Thousand Five Hundred Dollars ($937,500) and modified certain other provisions of the Credit Facility to allow for the eligibility of certain foreign accounts and to modify the Quick Ratio covenant.

The Credit Facility, as amended, has maximum advances determined based on the composition of the Registrant’s eligible accounts receivable and inventory balances. Under the Amended Loan and Security Agreement, the Registrant may advance up to 80% of eligible domestic accounts receivable. Eligible foreign accounts may be advanced on a case-by-case basis not to exceed 25% of the aggregate outstanding eligible accounts on a combined basis.

The Applicable Rate remains unchanged at the greater of Prime Rate plus 2.00% or 6.50%, and the Unused Commitment Fee remains unchanged at .50% per annum of the average unused portion of the Total Commitment Amount.

The Credit Facility continues to require the attainment of certain restrictive covenants, including the maintenance of an Adjusted Quick Ratio. The Adjusted Quick Ratio must be maintained at 1.15 to 1.00 as of the date that any advances are requested or outstanding.

A copy of the Amendment will be filed as an exhibit to the Registrant’s next annual report on Form 10-K pursuant to Item 601 of Regulation S-K.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 1, 2010, the Staff of NASDAQ notified the Registrant that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, the Registrant did not comply with Listing Rule 5550(a)(2) (the “Rule”). In accordance with Listing Rule 5810(c)(3)(A), the Registrant was provided with 180 calendar days, or until December 28, 2010, to regain compliance with the Rule.

On December 30, 2010, the Registrant received a letter from the NASDAQ Listings Qualifications Department which indicated that a Staff Determination had been made to the effect that the Registrant’s common stock would be delisted from The NASDAQ Capital Market since the Registrant has not regained compliance with the Rule during the 180 day period. The bid price of the Registrant’s common stock did not close above $1.00 for a 10-day period between July 1, 2010 and December 28, 2010.   The Registrant has appealed the Staff’s determination to a Hearing Panel and will present its plan to regain compliance, which may include a reverse stock split and other discussion of events that will enable it to regain compliance within a time period granted by the Hearing Panel.

The Registrant’s common stock will continue to be listed on The NASDAQ Capital Market during the pendency of its appeal. In the event that the Registrant is not successful in its appeal, the Registrant’s common stock may be eligible to trade on the OTC Bulletin Board or the “Pink Sheets.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POKERTEK, INC.

Date:	January 3, 2011	By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Executive Officer and Chief
Financial Officer

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